EXHIBIT 10.2
AMENDMENT NO. 1
to the
EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment No. 1”) dated August 3, 2026, and made effective as of August 3rd, 2026 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Justin Picicci (the “Executive”).

WHEREAS, the Executive serves as the Chief Financial Officer of the Company pursuant to an Employment Agreement by and between the Company and the Executive dated May 23, 2024 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1. Section 1.4(a) is amended in its entirety to read as follows, effective as of the date set forth above:

“Base Compensation. In consideration of his services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of not less than seven hundred thousand dollars ($700,000) through August 2nd, 2026, and at an annual rate of not less than eight hundred thousand dollars ($800,000) beginning August 3rd, 2026 (as may be increased from time to time, “Base Compensation”), less applicable withholdings. Executive’s Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.”

2. The Section entitled “Base Salary” in Exhibit 1 attached to the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

“$800,000 annually less all applicable taxes and other deductions.”

3. The Section entitled “Annual Equity Award” in Exhibit 1 attached to the Employment Agreement is amended in its entirety to read as follows, effective as of the Effective Date:

“Beginning Fiscal 2027, target equity value of $1,500,000 to be granted annually at the same time as annual awards to other executives, normally in August but may be earlier or later, and under the terms of the Ralph Lauren Corporation 2019 Long-Term Stock Incentive Plan, or any successor thereto (the “Plan”), as approved each year by the Talent, Culture & Total Rewards Committee of the Ralph Lauren Corporation Board of Directors (“Talent Committee”), including grant structure, type of awards, conversion of value to actual number of shares, and other applicable factors as determined by the Committee in its discretion.”

4. Except as amended and/or modified by this Amendment No. 1, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 1.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed, and the Executive has hereunto set his hand on the date first set forth above, as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Roseann Lynch
Name: Roseann Lynch
Chief People Officer and Head of the RL Foundation

EXECUTIVE
/s/ Justin Picicci
Name: Justin Picicci

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